EXHIBIT 99.1

May 12, 2004

For additional information contact:

Jorge A. Junquera	Olga Mayoral Wilson, APR
Chief Financial Officer	Senior Vice President and Manager
Senior Executive Vice President	Public Relations and Communications
(787) 754-1685	Telephone: (787) 764-2004

Or visit our web site at http://www.popularinc.com

FOR IMMEDIATE RELEASE:

At its meeting held today, the Board of Directors of Popular, Inc. declared a cash dividend of $0.32 per common share for the second quarter of 2004. This represents an 18.5 percent increase over the $0.27 per common share paid in previous quarterly cash dividends. The dividend is payable on July 1, 2004 to shareholders of record on June 11, 2004. Also, the Board authorized a stock split in the form of a stock dividend of one additional share of common stock for each common stock share held as of the record date of June 18, 2004. The new shares will be distributed on July 8, 2004. The additional shares issued as part of the stock split will not be entitled to receive the cash dividend payable on July 1, 2004. Following the effective date of the stock split, the regular quarterly dividend on the common stock will be adjusted from $0.32 per share to $0.16 per share to reflect the additional shares issued as part of the stock split.

Popular, Inc., a financial holding company with $36.4 billion in assets, is a complete financial services provider with operations in Puerto Rico, the United States, the Caribbean and Latin America. As the leading financial institution in Puerto Rico, the Corporation offers full retail and commercial banking services through its main subsidiary, Banco Popular, as well as investment banking, auto and equipment leasing and financing, mortgage loans, consumer lending, insurance and information processing through specialized subsidiaries. In the United States, the Corporation has established the largest Hispanic financial services franchise, providing complete financial solutions to all the communities it serves. The Corporation continues to use its expertise in technology and electronic banking as a competitive advantage in its Caribbean and Latin America expansion, and is exporting its 110 years of experience to the region. Popular, Inc. has always been committed to meeting the needs of retail and business clients through innovation, and to fostering growth in the communities it serves.

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